Comstock Mining Announces Business Update
Cost Reduction Run Rate Exceeds $8 million Annually, Strengthens Balance Sheet

Virginia City, NV (June 30, 2016) Comstock Mining Inc. (the “Company”) (NYSE MKT: LODE) today announced selected business updates for the fiscal quarter ended June 30, 2016.

Second Quarter 2016 Selected Operational and Financial Highlights

•	Extended continuing revenue from leaching into the fourth quarter of 2016.

•	Cost reduction activities for all non-mining costs, based on actions already taken to date, exceed the targeted annual savings of $5.5 million, when comparing the full year 2016, to 2015.

•	Annualized savings of these same non-mining costs will exceed $8 million per annum.

•	Restructured and reduced equipment financing obligations by approximately $2.5 million.

•	Restructuring activities and repayments reduced overall debt and other obligations by over $4 million, including the payoff of the $5 million Revolving Credit Facility.

•	Progressed activities for selling non-mining lands, consistent with our target of eliminating all debt obligations over the next twelve months and funding growth.

•	Cash and cash equivalents at June 30, 2016, were approximately $750,000.

Production
The Company completed substantially all of the surface mining of the Lucerne West-side and the extraction and remediation of the historic dump materials relating to the re-alignment of State Route 342 during the second half of 2015. We continue processing the mineralized material stacked on our leach pad, including the addition of over 13,000 tons of mineralized material during May 2016. This additional material, when combined with recent metallurgical yield estimates of approximately 87.5%, increases our estimated recoverable gold ounces remaining on the pad such that we now expect that the leaching process and resulting gold and silver pours will continue well into the 2016 fourth quarter, as compared to previous estimates of the leaching process ending in August 2016.

Operating Costs and Cost Reductions
During the first six months of 2016, the Company focused on reducing non-mining costs, originally targeting $3 million in cost reductions for this year as compared to 2015. The Company has aggressively implemented organizational changes consistent with our transition from mining the Lucerne surface mine to growing our resource portfolio and related exploration and development activities toward production ready mining projects. Accordingly, general and administrative costs and other non-mining costs, including mine claims and land costs, other real estate operating costs and environmental costs have already declined significantly, resulting in higher and faster savings that are now expected to exceed our annual target of a $5.5 million in cost reduction during 2016, as compared to 2015. On an annualized basis, the reduction for these costs is anticipated to exceed $8 million. The Company incurred approximately $0.3 million in severance costs during the first six months of 2016, associated with organizational cost reductions in all areas.

Debt and Equipment Financing Reductions
On April 1, 2016, the Company fully repaid the outstanding revolving credit facility and other debt obligations with payments of $1.5 million.

On June 27, 2016, the Company completed a positive restructuring of certain equipment obligations and consummated an agreement with Caterpillar Financial Services Corporation relating to certain finance and lease agreements (the "CAT Agreement"). The Company entered into the CAT Agreement to permit the Company to complete the orderly sale of certain leased equipment against a modified payment schedule under the related lease arrangements. Under the terms of the CAT Agreement the Company will pay down its lease obligations with the net proceeds from the leased equipment sold during the second half of 2016, with any remaining balance to be paid off primarily from a monthly payment schedule of $25,000 per month until the leases have been paid in full. The outstanding lease obligations in the agreement are approximately $3.67 million and the Company has already sold equipment during June 2016, for net proceeds of approximately $725,000, reducing the obligation to below $3 million. We anticipate further reducing these obligations by approximately $1.3 million during July 2016.

On February 1, 2016, the Company entered into an amended agreement with Varilease Finance Inc. in which 2,250,000 shares of common stock were issued in satisfaction of certain lease payment obligations. On June 30, 2016, in accordance with an amended agreement with Varilease Finance Inc., an additional 4,367,896 shares of common stock were issued to satisfy the lease payment obligations for the remaining six months of 2016, targeting an additional liability reduction of approximately $1.7 million.

“We have dramatically exceeded our annualized savings objectives, reduced fixed operating and administrative costs across the entire system, paid off, restructured and/or reduced our debt and equipment obligations, while simplifying our capital structure and eliminating other material land and royalty obligations. We are repositioning our balance sheet and selling the non-mining asset to fund the next generation of gold and silver resource development and growth, all with an extremely low overhead and operating cost structure,” stated Corrado De Gasperis, President and CEO of Comstock Mining Inc.

Corporate and Outlook
The Company previously announced plans on selling non-mining related lands, resulting in expected net proceeds of over $6 million, higher than previously expected. These proceeds will be used to pay down or eliminate remaining debt obligations and further strengthen the financial position of the Company. When combined with the debt reductions already completed, the Company expects that these non-mining sales will more than completely pay off debt and other obligations and fund growth.

The Company has also entered into an equity facility agreement with International Asset Advisory, LLC, a long established financing partner, to provide up to $5 million in equity financing, from time to time, on terms deemed favorable to the Company, only if needed. This facility is only intended to enable more efficient access to equity capital markets while we are finalizing our positive debt reduction and asset sale activities.

Mr. De Gasperis concluded, “We have amassed, rezoned and permitted one of the largest land positions in the economically booming Northern Nevada Reno-Tahoe industrial quadrant in the historic, world-class Comstock Mining District. We are making steady progress on opportunistically monetizing certain non-mining assets that strengthen our balance sheet and support funding our growth objectives. We have prioritized and rapidly transformed our cost structure while positively restructuring our liabilities to ensure a stronger and stable financial position and support growth.” stated Corrado De Gasperis, President and CEO of Comstock Mining Inc.

About Comstock Mining Inc.
Comstock Mining Inc. is a producing, Nevada-based, gold and silver mining company with extensive, contiguous property in the Comstock District and is an emerging leader in sustainable, responsible mining, including concurrent and accelerated reclamations, soil sampling, voluntary air monitoring, cultural asset protection and historical restorations.  The Company began acquiring properties in the Comstock District in 2003.  Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and commenced production in 2012.  The Company continues acquiring additional properties in the district while evaluating properties outside the District, expanding its footprint and exploring all of our existing opportunities for further exploration, development and mining.  The near term goal of our business plan is to maximize intrinsic stockholder value realized, per share, by continuing to acquire mineralized and potentially mineralized properties, exploring, developing and validating qualified resources and reserves (proven and probable) and significantly grow the commercial development of our operations through extended, long-lived mine plans that are economically feasible and socially responsible.

Forward-Looking Statements
This press release and any related calls or discussions may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Comstock. Forward-looking statements are statements that are not historical facts. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements include statements about matters such as: future prices and sales of, and demand for, our products; future industry market conditions; future changes in our exploration activities, production capacity and operations; future exploration, production, operating and overhead costs; operational and management restructuring activities (including implementation of methodologies and changes in the board of directors); future employment and contributions of personnel; tax and interest rates; capital expenditures and their impact on us; nature and timing and accounting for restructuring charges, gains or losses on debt extinguishment, derivative liabilities and the impact thereof; productivity, business process, rationalization, investment, acquisition, consulting, operational, tax, financial and capital projects and initiatives; contingencies; environmental compliance and changes in the regulatory environment; offerings, sales and other actions regarding debt or equity securities; and future working capital, costs, revenues, business opportunities, debt levels, cash flows, margins, earnings and growth.
The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions identify forward-looking statements, but are not the exclusive means of doing so. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors discussed in Item 1A, “Risk Factors” of our annual report on Form 10-K and the following: current global economic and capital market uncertainties; the speculative nature of gold or mineral exploration, including risks of diminishing quantities or grades of qualified resources and reserves; operational or technical difficulties in connection with exploration or mining activities; contests over our title to properties; potential dilution to our stockholders from the conversion of securities that are convertible into or exercisable for shares of our common stock; potential inability to continue to comply with government regulations; adoption of or changes in legislation or regulations adversely affecting our businesses; business opportunities that may be presented to, or pursued by, us; changes in the United States or other monetary or fiscal policies or regulations; interruptions in our production capabilities due to unexpected equipment failures; fluctuation of prices for gold or certain other commodities (such as silver, copper, diesel fuel, and electricity); changes in generally accepted accounting principles; geopolitical events; potential inability to implement our business strategies; potential inability to grow revenues organically; potential inability to attract and retain key personnel; interruptions in delivery of critical supplies and equipment raw materials due to credit or other limitations imposed by vendors; assertion of claims, lawsuits and proceedings against us; potential inability to maintain an effective system of internal controls over financial reporting; potential inability or failure to timely file periodic reports with the SEC; potential inability to maintain the listing of our securities on any securities exchange or market; and work stoppages or other labor difficulties. Occurrence of such events or circumstances could have a material adverse effect on our business, financial condition, results of operations or cash flows or the market price of our securities. All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. We undertake no obligation to publicly update or revise any forward-looking statement.
Neither this press release nor any related calls or discussions constitutes an offer to sell or the solicitation of an offer to buy any securities.

Contact information for Comstock Mining Inc.:
PO Box 1118 Virginia City, NV 89440
questions@comstockmining.com
http://www.comstockmining.com
Corrado De Gasperis		Judd Merrill
President & CEO		Chief Financial Officer
Tel (775) 847-4755		Tel (775) 847-7325
degasperis@comstockmining.com		merrill@comstockmining.com